Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141899 on Form S-3, and Registration Statement Nos. 333-93355, 333-70891, 333-13229, 333-151104, 333-149706 and 333-75395 on Form S-8 of our reports dated February 26, 2009 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of a new accounting standard), relating to the financial statements and financial statement schedule of Westar Energy, Inc. and subsidiaries, and the effectiveness of Westar Energy, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

February 26, 2009